Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 5, 2012, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and Subsidiaries, which reports appear in the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2011, and to the reference to our Firm under the caption Experts in the Prospectus.

/s/ Ferlita, Walsh & Gonzalez, P.A.

Certified Public Accountants

Tampa, Florida

May 10, 2012